Exhibit 99.1

Equinix Reports First Quarter 2011 Results

  Reported revenues of $363.0 million, a 5% increase over the previous quarter and a 46% increase over the same quarter last year
  Reported adjusted EBITDA of $167.3 million, a 12% increase over the previous quarter and a 43% increase over the same quarter last year
  Increased 2011 annual revenue guidance to greater than $1,525.0 million and increased 2011 adjusted EBITDA guidance to greater than $685.0 million
  Sets target to exceed $2.0 billion in annual revenues in 2013

REDWOOD CITY, Calif.--(BUSINESS WIRE)--April 27, 2011--Equinix, Inc. (Nasdaq:EQIX), a provider of global data center services, today reported quarterly results for the quarter ended March 31, 2011.

Revenues were $363.0 million for the first quarter, a 5% increase over the previous quarter and a 46% increase over the same quarter last year. Recurring revenues, consisting primarily of colocation, interconnection and managed services were $343.9 million for the first quarter, a 5% increase over the previous quarter and a 45% increase over the same quarter last year. Non-recurring revenues were $19.1 million in the quarter.

“We are extremely pleased with our first quarter results and are well positioned to achieve our 2011 financial objectives. Whether it’s cloud computing or mobile and video traffic, Internet growth is propelling demand for Platform Equinix,” said Steve Smith, president and CEO of Equinix. “Due to this momentum, we are increasing our expansion investments to provide the capacity required to support greater than $2 billion in revenues, which we expect to achieve in 2013. We have a great opportunity for disciplined investment to meet our customers’ need for network-dense, global data center capacity while generating strong returns for our shareholders.”

Cost of revenues were $194.6 million for the first quarter, a 1% increase over the previous quarter and a 46% increase over the same quarter last year. Cost of revenues, excluding depreciation, amortization, accretion and stock-based compensation of $72.0 million, were $122.6 million for the first quarter, a 2% decrease from the previous quarter and a 44% increase over the same quarter last year. Cash gross margins, defined as gross profit before depreciation, amortization, accretion and stock-based compensation, divided by revenues, for the quarter were 66%, up from 64% for the previous quarter and unchanged from the same quarter last year.

Selling, general and administrative expenses were $96.2 million for the first quarter, essentially flat over the previous quarter and a 54% increase over the same quarter last year. Selling, general and administrative expenses, excluding depreciation, amortization and stock-based compensation of $23.1 million, were $73.1 million for the first quarter, a 3% increase over the previous quarter and a 58% increase over the same quarter last year.

Restructuring charges were $0.5 million for the first quarter and the previous quarter, which were primarily related to Switch and Data. Acquisition costs were $0.4 million for the first quarter and the previous quarter.

Interest expense was $37.4 million for the first quarter, a 4% decrease from the previous quarter and a 46% increase over the same quarter last year. The Company recorded income tax expense of $11.1 million for the first quarter as compared to an income tax benefit of $2.8 million in the prior quarter and income tax expense of $8.7 million in the same quarter last year.

Net income for the first quarter was $25.1 million. This represents a basic net income per share of $0.54 and diluted net income per share of $0.53 based on a weighted average share count of 46.5 million and 47.2 million, respectively, for the first quarter of 2011.

Adjusted EBITDA, defined as income or loss from operations before depreciation, amortization, accretion, stock-based compensation, restructuring charges and acquisition costs for the first quarter, was $167.3 million, an increase of 12% over the previous quarter and a 43% increase over the same quarter last year.

Capital expenditures, defined as gross capital expenditures less the net change in accrued property, plant and equipment in the first quarter, were $172.5 million, of which $139.8 million was attributed to expansion capital expenditures and $32.7 million was attributed to ongoing capital expenditures. In addition, the Company purchased a building in Paris for cash in March 2011 totaling $15.0 million.

The Company generated cash from operating activities of $115.2 million for the first quarter as compared to $122.9 million in the previous quarter and $99.8 million for the same quarter last year. Cash used in investing activities was $283.8 million in the first quarter as compared to cash provided by investing activities of $17.5 million in the previous quarter and cash used in investing activities of $31.6 million for the same quarter last year. Cash provided by financing activities was $26.1 million for the first quarter, which was primarily related to the proceeds from employee equity awards and draw downs of certain loans payable.

As of March 31, 2011, the Company’s cash, cash equivalents and investments were $456.7 million, as compared to $592.8 million as of December 31, 2010.

Company Metrics and Q1 Results Presentation

  A presentation to accompany Equinix’s Q1 Results conference call, as well as the Company’s Non-Financial Metrics tracking sheet, have been posted on the Investors section of Equinix’s web site at www.equinix.com/investors

Business Outlook

For the second quarter of 2011, the Company expects revenues to be in the range of $376.0 to $378.0 million. Cash gross margins are expected to be approximately 65%. Cash selling, general and administrative expenses are expected to be approximately $76.0 million. Adjusted EBITDA is expected to be between $166.0 and $170.0 million. Capital expenditures are expected to be in the range of $220.0 and $240.0 million, comprised of approximately $40.0 million of ongoing capital expenditures and between $180.0 and $200.0 million of expansion capital expenditures. The anticipated results of ALOG are not included in the Company’s business outlook at this time.

For the full year of 2011, total revenues are expected to be greater than $1,525.0 million. Total year cash gross margins are expected to range between 65% and 66%. Cash selling, general and administrative expenses are expected to approximate $315.0 million. Adjusted EBITDA for the year is expected to be greater than $685.0 million. Capital expenditures for 2011 are expected to be in the range of $615.0 to $665.0 million, comprised of approximately $115.0 million of ongoing capital expenditures and $500.0 to $550.0 million for expansion capital expenditures. The anticipated results of ALOG are not included in the Company’s business outlook at this time.

The Company will discuss its results and guidance on its quarterly conference call on Wednesday, April 27, 2011, at 5:30 p.m. ET (2:30 p.m. PT). A presentation to accompany the call will be available on the Company’s website at www.equinix.com/investors. To hear the conference call live, please dial 210-234-8004 (domestic and international) and reference the passcode (EQIX). A simultaneous live Webcast of the call will also be available at www.equinix.com/investors.

A replay of the call will be available beginning on Wednesday, April 27, 2011, at 7:30 p.m. (ET) through May 28, 2011, by dialing 402-998-1022. In addition, the webcast will be available on the company's web site at www.equinix.com/investors over the same time period. No password is required for the replay or the webcast.

About Equinix

Equinix, Inc. (Nasdaq:EQIX) connects businesses with partners and customers around the world through a global platform of high performance data centers, containing dynamic ecosystems and the broadest choice of networks. More than 3,350 enterprises, cloud, digital content and financial companies connect to more than 650 network service providers and rely on Platform Equinix to grow their business, improve application performance and protect their vital digital assets. Equinix operates in 37 strategic markets across the Americas, EMEA and Asia-Pacific and continually invests in expanding its platform to power customer growth.

Non-GAAP Financial Measures

Equinix provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow to evaluate its operations. In presenting these non-GAAP financial measures, Equinix excludes certain items that it believes are not good indicators of the Company's current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges and acquisition costs. Legislative and regulatory requirements encourage use of and emphasis on GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. Equinix excludes these items in order for Equinix's lenders, investors, and industry analysts who review and report on the Company, to better evaluate the Company's operating performance and cash spending levels relative to its industry sector and competitors.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of our IBX centers and do not reflect our current or future cash spending levels to support our business. Our IBX centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of our IBX centers do not recur and future capital expenditures remain minor relative to our initial investment. This is a trend we expect to continue. In addition, depreciation is also based on the estimated useful lives of our IBX centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX centers, and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix excludes amortization expense related to certain intangible assets, as it represents a cost that may not recur and is not a good indicator of the Company's current or future operating performance. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which Equinix believes are not meaningful in evaluating the Company's current operations. Equinix excludes non-cash stock-based compensation expense as it represents expense attributed to equity awards that have no current or future cash obligations. As such, we, and many investors and analysts, exclude this stock-based compensation expense when assessing the cash generating performance of our operations. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to the Company's decision to exit leases for excess space adjacent to several of our IBX centers, which we did not intend to build out, or our decision to reverse such restructuring charges or severance charges related to the Switch and Data acquisition. Equinix excludes acquisition costs from its non-GAAP financial measures. The acquisition costs relate to costs the Company incurs in connection with business combinations. Management believes such items as restructuring charges and acquisition costs are non-core transactions; however, these types of costs will or may occur in future periods.

Our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. However, we have presented such non-GAAP financial measures to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what management believes to be our core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note, however, that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. In addition, whenever Equinix uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how it was calculated for the periods presented within this press release.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. International Business Exchange is a trademark of Equinix, Inc.

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - GAAP PRESENTATION
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010

Recurring revenues	$343,909	$326,338	$237,236
Non-recurring revenues	19,120	18,906	11,413
Revenues	363,029	345,244	248,649

Cost of revenues	194,576	193,559	133,050
Gross profit	168,453	151,685	115,599

Operating expenses:
Sales and marketing	33,636	31,518	19,468
General and administrative	62,601	64,820	43,155
Restructuring charges	496	491	-
Acquisition costs	415	380	4,994
Total operating expenses	97,148	97,209	67,617

Income from operations	71,305	54,476	47,982

Interest and other income (expense):
Interest income	215	208	506
Interest expense	(37,361)	(38,822)	(25,675)
Other-than-temporary impairment recovery on investments	-	-	3,420
Loss on debt extinguishment and interest rate swaps, net	-	(5,356)	(3,377)
Other income	2,111	497	20
Total interest and other, net	(35,035)	(43,473)	(25,106)

Income before income taxes	36,270	11,003	22,876

Income tax benefit (expense)	(11,125)	2,757	(8,677)

Net income	$25,145	$13,760	$14,199

Net income per share:

Basic net income per share	$0.54	$0.30	$0.36

Diluted net income per share	$0.53	$0.29	$0.35

Shares used in computing basic net
income per share	46,451	46,059	39,562

Shares used in computing diluted net
income per share	47,219	46,871	40,791

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - NON-GAAP PRESENTATION
(in thousands)
(unaudited)

		Three Months Ended
		March 31,	December 31,	March 31,
		2011	2010	2010

Recurring revenues		$343,909	$326,338	$237,236
Non-recurring revenues		19,120	18,906	11,413
	Revenues (1)	363,029	345,244	248,649

Cash cost of revenues (2)		122,631	125,456	85,084
	Cash gross profit (3)	240,398	219,788	163,565

Cash operating expenses (4):
	Cash sales and marketing expenses (5)	27,104	25,523	15,185
	Cash general and administrative expenses (6)	46,018	45,318	31,108
	Total cash operating expenses (7)	73,122	70,841	46,293

Adjusted EBITDA (8)		$167,276	$148,947	$117,272

Cash gross margins (9)		66%	64%	66%

Adjusted EBITDA margins (10)		46%	43%	47%

Adjusted EBITDA flow-through rate (11)		103%	17%	92%

(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$176,196	$166,477	$118,932
	Interconnection	45,922	44,443	23,764
	Managed infrastructure	767	779	539
	Rental	504	642	182
	Recurring revenues	223,389	212,341	143,417
	Non-recurring revenues	9,138	8,307	5,139
	Revenues	232,527	220,648	148,556

	EMEA Revenues:

	Colocation	68,200	64,439	54,442
	Interconnection	2,812	2,607	1,939
	Managed infrastructure	3,198	3,002	2,901
	Rental	118	134	163
	Recurring revenues	74,328	70,182	59,445
	Non-recurring revenues	7,711	8,569	4,719
	Revenues	82,039	78,751	64,164

	Asia-Pacific Revenues:

	Colocation	36,339	34,546	26,985
	Interconnection	5,341	4,948	3,529
	Managed infrastructure	4,512	4,321	3,860
	Recurring revenues	46,192	43,815	34,374
	Non-recurring revenues	2,271	2,030	1,555
	Revenues	48,463	45,845	35,929

	Worldwide Revenues:

	Colocation	280,735	265,462	200,359
	Interconnection	54,075	51,998	29,232
	Managed infrastructure	8,477	8,102	7,300
	Rental	622	776	345
	Recurring revenues	343,909	326,338	237,236
	Non-recurring revenues	19,120	18,906	11,413
	Revenues	$363,029	$345,244	$248,649

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$194,576	$193,559	$133,050
	Depreciation, amortization and accretion expense	(70,600)	(66,978)	(46,372)
	Stock-based compensation expense	(1,345)	(1,125)	(1,594)
	Cash cost of revenues	$122,631	$125,456	$85,084

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$70,210	$72,651	$44,148
	EMEA cash cost of revenues	34,491	34,808	28,536
	Asia-Pacific cash cost of revenues	17,930	17,997	12,400
	Cash cost of revenues	$122,631	$125,456	$85,084

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expenses as operating expenses less depreciation, amortization, stock-based compensation, restructuring charges and acquisition costs. We also refer to cash operating expenses as cash selling, general and administrative expenses or "cash SG&A".

(5)	We define cash sales and marketing expenses as sales and marketing expenses less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expenses	$33,636	$31,518	$19,468
	Depreciation and amortization expense	(3,666)	(3,645)	(1,352)
	Stock-based compensation expense	(2,866)	(2,350)	(2,931)
	Cash sales and marketing expenses	$27,104	$25,523	$15,185

(6)	We define cash general and administrative expenses as general and administrative expenses less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expenses	$62,601	$64,820	$43,155
	Depreciation and amortization expense	(5,259)	(5,508)	(1,598)
	Stock-based compensation expense	(11,324)	(13,994)	(10,449)
	Cash general and administrative expenses	$46,018	$45,318	$31,108

(7)	Our cash operating expenses, or cash SG&A, as defined above, is presented below:

	Cash sales and marketing expenses	$27,104	$25,523	$15,185
	Cash general and administrative expenses	46,018	45,318	31,108
	Cash SG&A	$73,122	$70,841	$46,293

	The geographic split of our cash operating expenses, or cash SG&A, is presented below:

	Americas cash SG&A	$48,812	$45,469	$30,626
	EMEA cash SG&A	16,936	16,212	10,673
	Asia-Pacific cash SG&A	7,374	9,160	4,994
	Cash SG&A	$73,122	$70,841	$46,293

(8)	We define adjusted EBITDA as income from operations plus depreciation, amortization, accretion, stock-based compensation expense, restructuring charges and acquisition costs as presented below:

	Income from operations	$71,305	$54,476	$47,982
	Depreciation, amortization and accretion expense	79,525	76,131	49,322
	Stock-based compensation expense	15,535	17,469	14,974
	Restructuring charges	496	491	-
	Acquisition costs	415	380	4,994
	Adjusted EBITDA	$167,276	$148,947	$117,272

	The geographic split of our adjusted EBITDA is presented below:

	Americas income from operations	$47,319	$37,067	$29,601
	Americas depreciation, amortization and accretion expense	53,482	51,448	28,174
	Americas stock-based compensation expense	11,842	13,620	11,013
	Americas restructuring charges	496	491	-
	Americas acquisition costs	366	(98)	4,994
	Americas adjusted EBITDA	113,505	102,528	73,782

	EMEA income from operations	11,471	8,678	8,321
	EMEA depreciation, amortization and accretion expense	16,844	16,539	14,484
	EMEA stock-based compensation expense	2,295	2,214	2,150
	EMEA acquisition costs	2	300	-
	EMEA adjusted EBITDA	30,612	27,731	24,955

	Asia-Pacific income from operations	12,515	8,731	10,060
	Asia-Pacific depreciation, amortization and accretion expense	9,199	8,144	6,664
	Asia-Pacific stock-based compensation expense	1,398	1,635	1,811
	Asia-Pacific acquisition costs	47	178	-
	Asia-Pacific adjusted EBITDA	23,159	18,688	18,535

	Adjusted EBITDA	$167,276	$148,947	$117,272

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region is presented below:

	Americas cash gross margins	70%	67%	70%

	EMEA cash gross margins	58%	56%	56%

	Asia-Pacific cash gross margins	63%	61%	65%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	49%	46%	50%

	EMEA adjusted EBITDA margins	37%	35%	39%

	Asia-Pacific adjusted EBITDA margins	48%	41%	52%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

	Adjusted EBITDA - current period	$167,276	$148,947	$117,272
	Less adjusted EBITDA - prior period	(148,947)	(146,461)	(111,660)
	Adjusted EBITDA growth	$18,329	$2,486	$5,612

	Revenues - current period	$363,029	$345,244	$248,649
	Less revenues - prior period	(345,244)	(330,347)	(242,552)
	Revenue growth	$17,785	$14,897	$6,097

	Adjusted EBITDA flow-through rate	103%	17%	92%

EQUINIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

Assets	March 31,	December 31,
	2011	2010

Cash and cash equivalents	$304,466	$442,841
Short-term investments	150,040	147,192
Accounts receivable, net	114,207	116,358
Other current assets	126,277	71,657
Total current assets	694,990	778,048
Long-term investments	2,145	2,806
Property, plant and equipment, net	2,881,126	2,650,953
Goodwill	789,876	774,365
Intangible assets, net	148,874	150,945
Other assets	135,502	90,892
Total assets	$4,652,513	$4,448,009

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$133,536	$145,854
Accrued property and equipment	125,579	91,667
Current portion of capital lease and other financing obligations	8,381	7,988
Current portion of loans payable	20,204	19,978
Other current liabilities	55,574	52,628
Total current liabilities	343,274	318,115
Capital lease and other financing obligations, less current portion	296,913	253,945
Loans payable, less current portion	126,617	100,337
Senior notes	750,000	750,000
Convertible debt	922,325	916,337
Other liabilities	225,987	228,760
Total liabilities	2,665,116	2,567,494

Common stock	47	46
Additional paid-in capital	2,372,660	2,341,586
Accumulated other comprehensive loss	(61,356)	(112,018)
Accumulated deficit	(323,954)	(349,099)
Total stockholders' equity	1,987,397	1,880,515

Total liabilities and stockholders' equity	$4,652,513	$4,448,009

Ending headcount by geographic region is as follows:

Americas headcount	1,169	1,156
EMEA headcount	498	482
Asia-Pacific headcount	297	283
Total headcount	1,964	1,921

EQUINIX, INC.
SUMMARY OF DEBT OUTSTANDING
(in thousands)
(unaudited)

	March 31,	December 31,
	2011	2010

Capital lease and other financing obligations	$305,294	$261,933

Paris IBX financing	12,101	-
New Asia-Pacific financing	134,720	120,315
Total loans payable	146,821	120,315

Senior notes	750,000	750,000

Convertible debt, net of debt discount	922,325	916,337
Plus debt discount	97,411	103,399
Total convertible debt principal	1,019,736	1,019,736

Total debt outstanding	$2,221,851	$2,151,984

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010

Cash flows from operating activities:
Net income	$25,145	$13,760	$14,199
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation, amortization and accretion	79,525	76,131	49,322
Stock-based compensation	15,535	17,469	14,974
Debt issuance costs and debt discount	7,284	8,512	5,554
Loss on debt extinguishment and interest rate swaps	-	5,356	3,377
Restructuring charges	496	491	-
Other reconciling items	1,563	1,888	434
Changes in operating assets and liabilities:
Accounts receivable	3,099	(1,400)	(6,086)
Deferred tax assets, net	5,640	(1,611)	5,002
Accounts payable and accrued expenses	(13,606)	14,316	15,886
Other assets and liabilities	(9,510)	(12,021)	(2,850)
Net cash provided by operating activities	115,171	122,891	99,812
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	(2,185)	176,172	112,285
Purchase of Amsterdam IBX property	-	(14,861)	-
Purchase of Paris IBX property	(14,951)	-	-
Purchases of property and equipment	(172,516)	(143,351)	(143,400)
Other investing activities	(94,138)	(422)	(442)
Net cash provided by (used in) investing activities	(283,790)	17,538	(31,557)
Cash flows from financing activities:
Proceeds from employee equity awards	15,668	3,638	10,883
Proceeds from loans payable	22,653	5,770	-
Proceeds from senior notes	-	-	750,000
Repayment of capital lease and other financing obligations	(1,968)	(2,019)	(1,554)
Repayment of mortgage and loans payable	(10,102)	(88,930)	(114,340)
Debt issuance costs	(125)	-	(15,193)
Debt extinguishment costs	-	(4,448)	-
Net cash provided by (used in) financing activities	26,126	(85,989)	629,796
Effect of foreign currency exchange rates on cash and cash equivalents	4,118	(748)	(4,805)
Net increase (decrease) in cash and cash equivalents	(138,375)	53,692	693,246
Cash and cash equivalents at beginning of period	442,841	389,149	346,056
Cash and cash equivalents at end of period	$304,466	$442,841	$1,039,302

Free cash flow (1)	$(166,434)	$(35,743)	$(44,030)

Adjusted free cash flow (2)	$(151,483)	$(20,882)	$(44,030)

(1)	We define free cash flow as net cash provided by operating activities plus net cash provided by (used in) investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$115,171	$122,891	$99,812
Net cash provided by (used in) investing activities as presented above	(283,790)	17,538	(31,557)
Purchases, sales and maturities of investments, net	2,185	(176,172)	(112,285)
Free cash flow (negative free cash flow)	$(166,434)	$(35,743)	$(44,030)

(2)	We define adjusted free cash flow as free cash flow (as defined above) excluding any purchases or sales of real estate and acquisitions as presented below:

Free cash flow (as defined above)	$(166,434)	$(35,743)	$(44,030)
Less purchase of Amsterdam IBX property	-	14,861	-
Less purchase of Paris IBX property	14,951	-	-
Adjusted free cash flow (negative adjusted free cash flow)	$(151,483)	$(20,882)	$(44,030)

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